                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             Box Energy Corporation
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                (Name of Registrant as Specified in its Charter)
                                      N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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                                      N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                          [BOXENERGY CORPORATION LOGO]

October 18, 1996

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Box Energy Corporation. The meeting will be held in Salon B of the Lafayette Hilton, 1521 Pinhook Road, Lafayette, Louisiana 70505 at 9:00 a.m. on Tuesday, November 19, 1996.

     The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. Whether or not you find it possible to attend the meeting personally, we hope you will have your stock represented by signing your proxy exactly as your name appears thereon and returning it promptly.

                                            Sincerely yours,

                                            /s/ DON D. BOX

                                            Don D. Box,
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and President

                             BOX ENERGY CORPORATION

              NOTICE OF ANNUAL MEETING TUESDAY, NOVEMBER 19, 1996

                                   9:00 A.M.

TO THE STOCKHOLDERS OF BOX ENERGY CORPORATION:

     Notice is hereby given that the annual meeting of the holders of the Class A (Voting) Common Stock of Box Energy Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m., Tuesday, November 19, 1996, in Salon B of the Lafayette Hilton, 1521 Pinhook Road, Lafayette, Louisiana 70505 for the following purposes:

          1.  To elect a board of seven (7) directors.

          2. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

     Only holders of the Company's Class A (Voting) Common Stock (the "Class A Stock") of record at the close of business on October 7, 1996, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. A complete list of the holders of the Class A Stock entitled to vote will be available for examination by any holder of Class A Stock during normal business hours at the Company's offices at 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211 for a period of ten business days prior to the date of the Annual Meeting.

     Holders of Class A Stock are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                  /s/ J. BURKE ASHER

                                                    J. Burke Asher,
                                                       Secretary

October 18, 1996

                 PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

                             BOX ENERGY CORPORATION
                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211

                             ---------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 19, 1996

     This Proxy Statement is being furnished to the holders of Class A (Voting) Common Stock, par value $1.00 per share (the "Class A Stock"), of Box Energy Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on November 19, 1996 (the "Annual Meeting"), and at any adjournments or postponements thereof. Stockholders representing a majority of the Class A Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on October 7, 1996, as the record date for the determination of the Stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, 3,250,110 shares of Class A Stock were outstanding and entitled to be voted at the meeting. Each share of Class A Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

     All shares of Class A Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at Box Energy Corporation, 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     With regard to all items submitted for Stockholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Stockholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, as to that matter will not be treated as shares present and will be disregarded.

     Management knows of no matters to be presented for action at the Annual Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Annual Meeting, proxies will be voted upon these other matters in accordance with the best judgment of the persons voting such proxies.

     This Proxy Statement and the accompanying proxy are being first sent to Stockholders on October 18, 1996.

                                   BACKGROUND

     Effective July 30, 1996, John F. Arning, Thomas D. Box, John L. Kelsey, Norman W. Smith and Ewell Doak Walker resigned or were removed as directors of the Company and Glen Adams, Bernay C. Box, Daryl L. Buchanan, Thomas W. Rollins and Richard D. Squires were elected to serve in their stead. This action was taken by written consent of Box Brothers Holding Company ("Box Brothers"), the holder of 56.6% of the outstanding voting stock of the Company, and Basil Georges and Pat Rutherford, Jr., the holders of 13.6% and 9.0%, respectively, of the Company's outstanding voting stock. The following paragraphs describe this action in greater detail and provide certain related background information.

     Box Brothers is the holder of 1,840,525 shares of the Class A Stock of the Company. These shares were held by Cloyce K. Box at the time of his death on October 25, 1993. The shares were acquired by Box Brothers from the Estate of Cloyce K. Box (the "Estate") on February 17, 1994, as the result of the enforcement of a security interest created by Cloyce K. Box prior to his death to secure indebtedness owed to Box Brothers.

     As a consequence of the entering of an adverse judgment against Box Brothers in a lawsuit not related to the Company, on August 1, 1994, Box Brothers filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court in Wilmington, Delaware. As part of the bankruptcy proceedings, an action was brought by certain stockholders of the Company seeking return of the Class A Stock held by Box Brothers to the Estate. This action was dismissed by the Bankruptcy Court with prejudice. This dismissal was affirmed by the U.S. District Court for Delaware, and the plaintiffs in that proceeding have appealed the judgment to the U.S. Court of Appeals for the Third Circuit, where the appeal is currently pending. In April 1995, the Box Brothers' plan of reorganization was approved by the Bankruptcy Court, and that entity's reorganization under the Bankruptcy Code was completed. See "Litigation Involving Directors and Executive Officers -- Box Brothers Holding Company Bankruptcy."

     In April 1995, Thomas D. Box filed a lawsuit in the Delaware Chancery Court (Thomas D. Box v. Douglas D. Box and Box Brothers Holding Company, No. 14238) alleging that he was the holder of the only outstanding voting stock of Box Brothers and seeking confirmation of action taken by him by written consent in removing and electing directors of Box Brothers. On February 18, 1996, the court ruled that Box Brothers had no outstanding voting stock and that the directors of Box Brothers were Don D. Box, Douglas D. Box, Gary D. Box and Thomas D. Box. This case is currently on appeal to the Delaware Supreme Court. On February 23, 1996, Box Brothers issued equal numbers of shares of its voting stock to three irrevocable trusts (the "Trusts") established by three sons of Cloyce K.
Box -- Don D. Box, Gary D. Box and Douglas D. Box. These three individuals serve as trustees for each of the trusts, and they currently are the only directors and executive officers of Box Brothers.

     Effective December 12, 1995, the Company entered into Executive Severance Agreements with 23 of its officers and executives and letter agreements regarding severance matters with 28 other employees of the Company. These agreements are collectively called the "Severance Agreements." See "Change in Control Arrangements."

     On June 13, 1996, Kent R. Hance, Sr. resigned from his position as a Director of the Company.

     Box Brothers delivered a letter dated June 17, 1996, to the Company's Board of Directors requesting that the Board promptly (a) call the Company's 1996 Annual Meeting of Stockholders, and (b) fix the number of Directors of the Company at seven. Box Brothers also advised the Board that, at the 1996 Annual Meeting,

Box Brothers intended to nominate and elect as Directors the seven persons who currently make up the Company's Board of Directors. See "Current Directors."

     The Board of Directors did not agree to set the Company's Annual Meeting on the date requested, and instead set the meeting for a later date, indicating that the Board would first undertake an analysis of the stock issuances in connection with the conversion in April 1992 of the Company's business from a limited partnership to the Company's current corporate structure (the "Corporate Conversion"). Accordingly, on June 27, 1996, Box Brothers, as holder of 56.6% of the Company's voting stock, delivered to the Company a written consent (the "Box Brothers Consent") executed by Box Brothers pursuant to Section 228 of the Delaware General Corporation Law that (i) amended the Company's Bylaws to permit removal of Directors with or without cause, (ii) removed John F. Arning, Thomas
D. Box, John L. Kelsey, Norman W. Smith and Ewell Doak Walker as Directors of the Company, (iii) amended the Bylaws to fix the number of Directors at seven, and (iv) elected Glen Adams, Daryl L. Buchanan, Richard D. Squires, Thomas W. Rollins and Bernay C. Box to serve as Directors of the Company with Don D. Box and Alan C. Shapiro. Pursuant to the terms of the Box Brothers Consent, these actions were effective July 30, 1996. Thomas D. Box is the brother of Don D. Box, Gary D. Box and Douglas D. Box. Bernay C. Box is their first cousin.

     Also on June 27, 1996, Box Brothers filed an action in the Delaware Chancery Court under Section 225 of the Delaware General Corporation Law against the Company's former Directors (other than Don D. Box and Alan C. Shapiro) and the Company as a nominal defendant seeking a determination that the Box Brothers Consent was effective in accordance with its terms. The individual defendants in the case filed answers alleging that Box Brothers might hold less than a majority of the Company's voting stock and that the Company had been conducting a study of this matter.

     On July 22, 1996, additional consents were delivered to the Company's registered office in Delaware. These consents were signed by Basil Georges and Pat Rutherford, Jr., the holders of 13.6% and 9.0%, respectively, of the Company's Class A Stock. These consents adopted all of the actions taken in the Box Brothers Consent and were also to be effective on July 30, 1996.

     On July 26, 1996, Thomas D. Box, purporting to act on behalf of the Company, entered into a trust agreement with Comerica Bank -- Texas, as trustee ("Comerica"), seeking to establish a trust for the purpose of funding the Company's obligations under the Severance Agreements. On July 30 and 31, Thomas
D. Box and possibly certain of the Company's other officers caused $5.6 million of the Company's cash and marketable securities to be deposited with Comerica as the corpus of this "trust." The trust agreement states that, upon a "change of control" (defined to include the change in Directors on July 30, 1996), the alleged trust becomes irrevocable. The Company's Board of Directors and management have analyzed the facts surrounding the creation of this alleged trust, and they are of the opinion that (a) because Thomas D. Box and the other Company officers acted without authorization from the Board of Directors, these officers lacked the authority to act on the Company's behalf in this matter, and
(b) because the Company has stated that it will honor the Severance Agreements in circumstances where they apply and the Company has more than adequate resources to pay these amounts, the arrangement with Comerica is unnecessary and not in the Company's interests. Pursuant to a Trust Termination Agreement dated as of September 30, 1996, between the Company and Comerica, the parties declared the alleged trust to be void from its inception and Comerica returned the Company's $5.6 million (less prior payments to former employees entitled to benefits under the Severance Agreements). The Company has agreed to indemnify Comerica for certain liabilities or expenses that it might incur in connection with this agreement.

     On July 30, 1996, the day on which the action described in all of the consents became effective, three of the Directors of the Company -- John L. Kelsey, Norman W. Smith and Ewell Doak Walker -- tendered their resignations. Following the resignation of these three persons, Box Brothers stipulated to release them as defendants in the action pending in the Delaware court. Also, former Director John F. Arning signed a stipulation consenting to judgment in favor of Box Brothers. Without objection by Thomas D. Box, the only remaining Director-defendant, or the Company, as nominal defendant, the court in this case entered a Final Judgment, dated September 16, 1996, ordering that the three stockholder consents described above (a) were valid and effective under Delaware corporate law, and (b) resulted in the changes in the composition of the Company's Board of Directors and the amendments to the Company's Bylaws described in the consents; provided, however, no judicial determination was made as to whether, on July 30, 1996, Messrs. Kelsey, Smith and Walker resigned as Directors or were removed. The entry of the Final Judgment concluded this lawsuit.

     On August 7, 1996, the newly constituted Board of Directors of the Company met and unanimously voted to terminate effective immediately the employment of Thomas D. Box, the Company's President and Chief Executive Officer, and Jill M. Killam, Vice President and Chief Financial Officer. Don D. Box, the Company's Chairman of the Board, was elected to serve in the additional roles of President and Chief Executive Officer.

     On August 8, 1996, W. Jefferson Burnett, the Company's General Counsel and Secretary, tendered a letter requesting severance from the Company upon terms outlined in the letter. The Company and Mr. Burnett subsequently agreed to a termination of his employment. He was retained by the Company as independent outside legal counsel during a brief transition period, but as of August 30, 1996, he has not been actively engaged by the Company. Effective as of September 17, 1996, the Company discharged M. Carlisle Barker, the Company's Vice President, Chief Accounting Officer and Assistant Treasurer. In addition, effective as of October 2, 1996, the Company and Craig T. Scott, the Company's Executive Vice President, agreed to a termination of Mr. Scott's employment. See "Change in Control Arrangements."

     On May 2, 1996, the U.S. Court of Appeals for the Fifth Circuit ("Fifth Circuit") issued its opinion in the Griffin, et al v. Box, et al. litigation (the "Griffin Case") ordering a new trial and resolving certain other issues. See "Litigation Involving Directors and Executive Officers -- The Griffin Litigation." On June 20, 1996, the Board of Directors authorized the engagement of an outside law firm to determine whether the issuance of shares of the Company as part of the Corporate Conversion as Class B (Non-Voting) Common Stock (the "Class B Stock"), rather than Class A Stock, to certain holders was in accordance with the Fifth Circuit's opinion in the Griffin Case. The law firm engaged an independent accounting firm to assist in the examination, and, on August 9, 1996, both firms issued a preliminary report (the "Report") to the Board of Directors. The Report does not express an opinion of the outside law firm. Management and the Board of Directors have concluded that the Box Brothers Consent, together with the written consents executed by Messrs. Georges and Rutherford, is effective in accordance with its terms.

     The Board of Directors will carefully consider the Report and other information and seek the advice of the Company's counsel to determine whether the issuance of certain shares of the Company's capital stock as Class B Stock was in accordance with the Fifth Circuit's opinion in the Griffin Case or otherwise legally appropriate and defensible, and the Company will take whatever action, if any, that it deems proper in respect thereof.

     On August 16 and 21, 1996, Thomas D. Box filed two lawsuits, one in federal court and the other in state court. In these cases, he asserts that he retains an ownership interest in Box Brothers and that Don D. Box, Douglas D. Box, Gary
D. Box and the other defendants breached certain fiduciary duties and violated a federal

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

securities anti-fraud statute and rule. See "Litigation Involving Directors and Executive Officers -- Thomas D. Box Lawsuits."

                             ELECTION OF DIRECTORS

     Seven Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of the holders of the Class A Stock and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a majority of the shares of Class A Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election. The Board of Directors recommends a vote "FOR" the nominees.

     Certain information concerning each Director is set forth below.

     Glen Adams has served as a Director since July 30, 1996. From 1990 until August 15, 1996, Mr. Adams served as a Director, Chairman, President and Chief Executive Officer of Southmark Corporation, a diversified company with interests in real estate, oil and gas properties, insurance and other areas. He currently serves as a director of U.S. Home Corporation and Zale Corporation. He is 57 years of age.

     Bernay C. Box has served as a Director since July 30, 1996. He has served as President of Bernay Box & Co., a private Dallas investment advisory firm, since 1991. Bernay C. Box was the nephew of Cloyce K. Box and is the first cousin of Don D. Box, Douglas D. Box, Gary D. Box and Thomas D. Box. He is 34 years of age.

     Don D. Box has served as a Director of the Company since March 4, 1991, and was elected Chairman of the Board of Directors on January 20, 1994. He has served as President and Chief Executive Officer of the Company since August 7, 1996. From March 1, 1994, until January 31, 1995, he served as the Company's Director of Corporate Development. He is a Director and a Vice President of Box Brothers, and President of CKB & Associates, Inc. ("Associates"), CKB Petroleum, Inc. ("Petroleum"), and certain other affiliates of Box Brothers. Box Brothers is the parent corporation of Associates and Petroleum. Until April 15, 1992, Associates was the corporate general partner of OKC Limited Partnership (the "Predecessor Partnership") and in such capacity provided all employees who rendered services to the Predecessor Partnership. He is the son of Cloyce K. Box and the brother of Douglas D. Box, Gary D. Box and Thomas D. Box. He is a co-executor of the Estate and is 45 years of age.

     Daryl L. Buchanan has served as a Director since July 30, 1996. Since January 1986, he has served as Executive Vice President of Georges Investment Company, a Houston and Dallas diversified investment firm controlled by Basil Georges, holder of 13.6% of the Company's Class A Stock. Mr. Buchanan is 46 years of age.

     Thomas W. Rollins has served as a Director since July 30, 1996. Since 1992, Mr. Rollins has been Chief Executive Officer of Rollins Resources, a natural gas and oil consulting firm. From March 1991 until 1992, Mr. Rollins was President and Chief Executive Officer of Park Avenue Exploration Corporation, an oil and gas exploration company and a subsidiary of USF&G Corporation. He is a director of Pheasant Ridge Winery, The Teaching Company, and the Nature Conservancy of Texas. Mr. Rollins is 65 years of age.

     Alan C. Shapiro has served as a Director since May 5, 1994. From 1993 through the present, Professor Shapiro has served as Chairman of the Department of Finance and Business Economics in the Graduate

School of Business Administration of the University of Southern California. Since 1984, Professor Shapiro has been a Professor of Finance and Business Economics at the University of Southern California's Graduate School of Business. From 1991 to present, Professor Shapiro has been the Ivadelle and Theodore Johnson Professor of Banking and Finance at the school. In addition, Professor Shapiro has also taught at the Wharton School of the University of Pennsylvania and at Carnegie Mellon University. His visiting teaching appointments have included Yale University and the University of California at Los Angeles. Professor Shapiro is 51 years of age.

     Richard D. Squires has served as a Director since July 30, 1996. Since 1988, Mr. Squires has served as President of RS Holdings, Inc., a Dallas real estate and high-yield securities investment firm. He is 38 years of age.

     The Board of Directors held six meetings in 1995. All Directors attended at least 75% of these meetings. With respect to Director activities undertaken by a committee of Directors in 1995, a quorum of committee members were present at each of the respective committee meetings.

     Prior to the preparation and execution of the Box Brothers Consent in June 1996, Messrs. Adams, Bernay C. Box, Buchanan, Rollins and Squires agreed to serve on the Company's Board of Directors at the request of Box Brothers. There are no agreements regarding their continued service as Directors at this time.

     Certain current and past Directors and officers are named as defendants in a lawsuit related to the Griffin Case. In addition, all of the Directors who served in 1995 have been named as defendants in a consolidated class action. See "Litigation Involving Directors and Executive Officers."

                            COMMITTEES OF THE BOARD

     There are three standing committees of the Board of Directors: the Audit, Executive and Compensation Committees. The Company's Board of Directors does not have a Nominating Committee. The Compensation Committee and the Audit Committee each met two times in 1995. The Executive Committee did not meet in 1995. All committee members attended at least 75% of the meetings of their respective committees.

     During 1995, the members of the Audit Committee were John L. Kelsey, Alan
C. Shapiro, and Norman W. Smith. The Audit Committee reviews the performance of the Company's independent auditors and recommends the selection of independent auditors to the Board of Directors. In addition, the Audit Committee reviews the following matters with the independent auditors and management: scope and results of the independent audit; corporate accounting policies; adequacy and appropriateness of financial reporting to stockholders and others; internal accounting control procedures; and such other related matters as the Audit Committee considers to be appropriate. On August 7, 1996, the Board of Directors appointed Glen Adams, Bernay C. Box and Alan C. Shapiro to the Audit Committee.

     During 1995, the members of the Executive Committee were John F. Arning, Don D. Box, Thomas D. Box, Kent R. Hance, Sr., Norman W. Smith, and Ewell Doak Walker. The Executive Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Delaware law. On August 7, 1996, the Board appointed Don D. Box, Daryl L. Buchanan, Thomas W. Rollins and Richard D. Squires to the Executive Committee.

     During 1995, the members of the Compensation Committee were Kent R. Hance, Sr., John L. Kelsey, Alan C. Shapiro, and Norman W. Smith. The Compensation Committee's authority extends to matters relating to the retention and compensation of executive officers, review of pension and benefit plans, and the granting of stock options. The Compensation Committee also reviews and recommends executive officers' compensation and reviews the performance of these officers. Further, the Compensation Committee reviews all compensation levels throughout the Company. Its pension plan responsibilities include the approval of annual contributions, the approval of trustees and investment managers, and the approval of pension trust agreements and other plan instruments. Although the trustees and investment managers have primary investment responsibility with respect to these funds, the Compensation Committee reviews their performance. On August 7, 1996, the Board of Directors appointed Daryl L. Buchanan, Alan C. Shapiro and Richard D. Squires to be the members of the Compensation Committee.

                           COMPENSATION OF DIRECTORS

     Each outside Director is paid a fee of $16,000 per annum. In addition, each Director receives $1,000 for each Board meeting attended and $750 for each committee meeting attended if the committee meeting is on a different day than the Board meeting. Directors are entitled to reimbursement for out-of-pocket expenses related to their services. The Company's Bylaws provide for the Company's indemnification of Directors and officers in certain situations. The Company also provides the Directors with directors' and officers' liability insurance.

     The Company's Board of Directors approved the 1992 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") on April 24, 1992, for Company Directors, including Directors who are full-time employees of the Company. The Non-Qualified Plan was approved by the holders of the Class A Stock on July 1, 1992, effective as of April 24, 1992. The Non-Qualified Plan terminates on April 23, 2002. The primary purposes of the Non-Qualified Plan are to provide the Directors with an opportunity for investment in the Company's Class B Stock and an incentive to remain in their capacity as Directors and to encourage them to increase their efforts to make the Company successful. The Non-Qualified Plan is administered by the Compensation Committee. On April 28, 1992, the Stock Options Committee (now the Compensation Committee) granted each person then serving as Director the option to purchase 25,000 shares of the Class B Stock under the Non-Qualified Plan with an exercise price of $11.875 per share. On August 18, 1994, former Director John L. Kelsey was granted options for 25,000 shares with an exercise price of $9.00 per share. On May 4, 1995, Alan C. Shapiro was granted options for 25,000 shares with an exercise price of $8.625 per share.

     Terms of the Non-Qualified Plan include the following:

          a. More than one grant may be made to an individual, but options for no more than 50,000 shares, in the aggregate, may be granted to any individual under the Non-Qualified Plan.

          b. The option price shall be equal to the fair market value of a share of the Company's Class B Stock on the date of the grant, determined by reference to the stock's closing price on the Nasdaq National Market in the manner provided in the plan.

          c. Options may be exercised by the optionee only by written notice stating the number of shares purchased. The shares purchased through the exercise of options are to be paid for in cash or a combination of cash and payments under an installment note payable to the Company monthly plus interest for a period from the date of exercise to the month five years from the date of grant. No options can be exercised in the first three years after the date of grant; options can be exercised for no more than 50% of the optioned shares after the third year through the end of the fifth year after the date of grant;

     and the remaining 50% of the optioned shares may be exercised no sooner than five years after the date of grant.

          d. All options terminate upon a termination of an optionee's service as a Director of the Company, other than as a result of his death.

          e. The number of shares of the Class B Stock covered by options granted to any individual under the Non-Qualified Plan and the option prices are subject to certain antidilution adjustments.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of October 7, 1996, the following persons held shares of the Company's Class A Stock in amounts totaling more than 5% of the 3,250,110 shares of such class outstanding. This information was furnished to the Company by such persons or contained in statements filed with the U.S. Securities and Exchange Commission ("SEC").

                                                       NUMBER OF SHARES OF
                      NAME AND ADDRESS                    CLASS A STOCK         PERCENT OF
                     OF BENEFICIAL OWNER               BENEFICIALLY OWNED      CLASS A STOCK
        ---------------------------------------------  -------------------     -------------
        Box Brothers Holding Company
          1105 North Market, Suite 1300
          Wilmington, Delaware 19801.................       1,843,850(1)            56.7%

        Basil Georges
          200 Crescent Court, Suite 1800
          Dallas, Texas 75201........................         442,500(2)            13.6%

        Pat Rutherford, Jr.
          2550 Two Shell Plaza
          Houston, Texas 77002.......................         292,500                9.0%

---------------

(1) This amount includes (a) 1,840,525 shares owned by Box Brothers, whose voting stock is owned and controlled by the Trusts, and (b) 3,325 shares owned individually by Douglas D. Box. As the only holders of the voting stock of Box Brothers, the Trusts and their trustees, Don D. Box, Douglas D. Box and Gary D. Box, may be deemed the beneficial owners of the 1,840,525 shares of the Company's Class A Stock under SEC Rule 13d-3(d)(3). Also, Box Brothers, the Trusts and the three trustees may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.

(2) This amount includes 2,500 shares held by Mr. Georges as trustee of a trust established for the benefit of his children.

                            OWNERSHIP OF MANAGEMENT

     The number of shares of the Company's Class A Stock and Class B Stock beneficially owned as of October 7, 1996, by Directors (current and those in office in 1995) of the Company, each Named Executive Officer (defined below) and as a group composed of all Directors and executive officers, are set forth in the following table. This information was furnished to the Company by such persons.

                                        SHARES OF                           SHARES OF
                                      CLASS A STOCK                       CLASS B STOCK
                                      BENEFICIALLY       PERCENT OF       BENEFICIALLY         PERCENT OF
                                          OWNED         CLASS A STOCK       OWNED(1)        CLASS B STOCK(1)
                                      -------------     -------------     -------------     ----------------
Glen Adams..........................            0               0                  0                 0
John F. Arning......................          700               *              1,000                 *
Bernay C. Box.......................            0               0                  0                 0
Don D. Box(2).......................    1,840,525           56.6%            307,143              1.7%
Thomas D. Box(3)....................        3,325               *              2,000                 *
Daryl L. Buchanan(4)................            0               0             12,000                 *
W. Jefferson Burnett(5).............            0               0                  0                 0
Dennis A. Francis...................            0               0              5,000                 *
Kent R. Hance, Sr...................            0               0              5,000                 *
John L. Kelsey......................            0               0              8,000                 *
Jill M. Killam(6)...................        1,000               *                  0                 0
Thomas W. Rollins...................            0               0              2,000                 *
Craig T. Scott(7)...................            0               0                  0                 0
Alan C. Shapiro.....................            0               0                  0                 0
Norman W. Smith.....................        1,000               *                  0                 0
Richard D. Squires..................          500               *              1,000                 *
Ewell Doak Walker...................            0               0                  0                 0
All 1995 Directors and executive
  officers as a group (21
  persons)..........................    1,849,050           56.9%            339,663              1.9%

---------------

 *  Less than 1% of the outstanding shares of this class.

(1) The number of shares of Class B Stock owned by each Director excludes stock options not exercisable within 60 days for the purchase of 12,500 and 25,000 shares of Class B Stock by each of Don D. Box and Alan C. Shapiro, respectively. The numbers of shares of Class B Stock owned by Thomas D. Box, Craig T. Scott, Dennis A. Francis, Jill M. Killam and W. Jefferson Burnett excludes stock options not exercisable within 60 days for the purchase of 70,000, 30,000, 25,000, 30,000 and 15,000 shares, respectively, of Class B
    Stock. The total shares of Class B Stock owned by Directors and by executive officers as a group also does not include stock options not exercisable within 60 days to purchase 257,500 shares, in the aggregate.

(2) The number of shares of both Class A Stock and Class B Stock shown as being beneficially owned by Don D. Box includes 1,840,525 shares of Class A Stock and 88,668 shares of Class B Stock held by Box Brothers, and 205,975 shares of Class B Stock held by Associates. The amount of Class B Stock shown as being beneficially owned by Mr. Box also includes 12,500 currently exercisable stock options held by him.

(3) Options held by Thomas D. Box to acquire 70,000 shares of Class B Stock, 50,000 of which were granted contingent upon approval of an amendment to the Incentive Plan (as hereinafter defined) by holders of the Class A Stock, ceased to be exercisable upon his termination. See "Change in Control Arrangements."

(4) The number of shares of Class B Stock shown as beneficially owned by Mr. Buchanan includes 10,000 shares held by the Georges Investment Company Profit Sharing Plan, of which he is one of three trustees.

(5) Options held by W. Jefferson Burnett to acquire 15,000 shares of Class B Stock ceased to be exercisable upon his separation from the Company. See "Change in Control Arrangements."

(6) Options held by Jill M. Killam to acquire 30,000 shares of Class B Stock, 10,000 of which were granted contingent upon approval of an amendment to the Incentive Plan by the holders of Class A Stock, ceased to be exercisable upon her termination. See "Change in Control Arrangements."

(7) Options held by Craig T. Scott to acquire 30,000 shares of Class B Stock, 10,000 of which were granted contingent upon approval of an amendment to the Incentive Plan by the holders of the Class A Stock, ceased to be exercisable upon his termination. See "Change in Control Arrangements."

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid by the Company during 1993, 1994 and 1995 to the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus in 1995 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                            ------------------------------------
                                               ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                        ---------------------------------   --------------------------   -------
                 (A)                    (B)      (C)      (D)       (E)        (F)            (G)          (H)        (I)
                                                                   OTHER                  SECURITIES
                                                                  ANNUAL    RESTRICTED    UNDERLYING               ALL OTHER
                                                                  COMPEN-     STOCK        OPTIONS/       LTIP      COMPEN-
               NAME AND                        SALARY    BONUS    SATION     AWARD(S)        SAR'S       PAYOUTS    SATION
          PRINCIPAL POSITION            YEAR     ($)      ($)       ($)        ($)            (#)          ($)        ($)
--------------------------------------  ----   -------   ------   -------   ----------   -------------   -------   ---------
Thomas D. Box.........................  1993   166,200   10,000      (2)         0                0         0         4,900(5)
  Chief Executive Officer               1994   353,300   40,000      (2)         0                0         0           400(5)
  and President(1)                      1995   355,500   25,000      (2)         0           50,000(3)(4)   0           400(5)

Don D. Box............................  1993         0        0       0          0                0         0        19,300(7)
  Chairman of the Board and             1994   183,600   20,000      (2)         0                0         0           400(7)
  Director of Corporate                 1995    19,300        0      (2)         0                0         0       554,100(7)
  Development(6)

Craig T. Scott........................  1993    82,500    8,300      (2)         0           10,000(3)      0           400(10)
  Executive Vice President(8)           1994   120,000   19,200      (2)         0                0         0           400(10)
                                        1995   123,600   21,800      (2)         0           20,000(3)(9)   0           400(10)

Dennis A. Francis.....................  1993    97,600    8,300      (2)         0                0         0        11,400(11)
  Senior Vice President/                1994   120,000   19,200      (2)         0                0         0           400(11)
  Operations                            1995   123,600   21,700      (2)         0           20,000(9)      0           400(11)

Jill M. Killam........................  1993    95,000    8,300      (2)         0                0         0        12,100(13)
  Vice President and                    1994   120,000   19,200      (2)         0                0         0           400(13)
  Chief Financial Officer(12)           1995   123,600   21,000      (2)         0           20,000(3)(9)   0           400(13)

W. Jefferson Burnett..................  1993    70,000    6,300      (2)         0                0         0           400(15)
  General Counsel and                   1994    90,000   12,600      (2)         0                0         0           400(15)
  Corporate Secretary(14)               1995    92,700   14,500      (2)         0            7,500(3)      0           400(15)

---------------

 (1) Thomas D. Box was removed as Chief Executive Officer and President effective August 7, 1996.

 (2) This amount is not required as it is less than 10% of the total salary and bonus for the year.

 (3) Under the terms of the Company's Incentive Plan, all options thereunder ceased to be exercisable upon termination of the optionee's employment with the Company. See "-- Employee Stock Options."

 (4) Options for 50,000 shares were granted contingent upon approval of an amendment to the Incentive Plan by the holders of the Class A Stock.

 (5) For 1993, this amount includes $4,500 for Directors' fees and $400 for group term life insurance premiums paid by the Company. For 1994 and 1995, this amount is for group term life insurance premiums paid by the Company.

 (6) Don D. Box was employed by the Company as Director of Corporate Development from March 1, 1994, until January 31, 1995. Since then, he has remained Chairman of the Board. On August 7, 1996, he also became President and Chief Executive Officer of the Company.

 (7) For 1993, this amount is for Directors' fees. For 1994, this amount is for group term life insurance premiums paid by the Company. For 1995, this amount includes $463,500 as severance pay (equal to 24 months of salary), $68,900 in other severance benefits such as art work and furniture and reclassification of certain disputed items as income, and $21,700 for Directors' fees.

 (8) Craig T. Scott and the Company agreed to the termination of Mr. Scott's employment effective as of October 2, 1996.

 (9) Options for 10,000 shares out of a total award of options for 20,000 shares were granted contingent upon approval of an amendment to the Incentive Plan by the holders of the Company's Class A Stock.

(10) For the years 1993, 1994, and 1995, these amounts are for group term life insurance premiums paid by the Company.

(11) For 1993, this amount includes $11,000 for Directors' fees and $400 for group term life insurance premiums paid by the Company. For 1994 and 1995, this amount is for group term life insurance premiums paid by the Company.

(12) Jill M. Killam was removed as Vice President and Chief Financial Officer effective August 7, 1996.

(13) For 1993, this amount includes $11,700 for Directors' fees and $400 for group term life insurance premiums paid by the Company. For 1994 and 1995, this amount is for group term life insurance premiums paid by the Company.

(14) W. Jefferson Burnett terminated his employment as General Counsel and Secretary effective August 8, 1996.

(15) For 1993, 1994 and 1995, this amount is for group term life insurance premiums paid by the Company.

     Other than the severance agreements discussed below, no Named Executive Officer has an employment contract with the Company. See "Change in Control Arrangements."

                             EMPLOYEE STOCK OPTIONS

     The Company's Board of Directors approved the 1992 Incentive Stock Option Plan (the "Incentive Plan") on April 24, 1992, for full-time employees of the Company or its subsidiaries, including Directors who are also full-time employees. The Incentive Plan was approved by the holders of a majority of the Company's Class A Stock on July 1, 1992, effective as of April 24, 1992. The Incentive Plan permits option grants to purchase the Company's Class B Stock. The Incentive Plan terminates on April 23, 2002. The primary purposes of the Incentive Plan are to provide an opportunity for investment in the Company's Class B Stock, to provide an additional inducement for those employees granted options to remain with the Company and to encourage them to increase their efforts to make the Company successful. The Incentive Plan is administered by those Directors serving on the Compensation Committee. During 1995, the Compensation Committee granted options to purchase a total of 328,800 shares of Class B Stock under the Incentive Plan. No stock options granted under the Incentive Plan were exercisable prior to April 28, 1995.

     Terms of the Incentive Plan include the following:

          a. More than one grant may be made to an employee, but options for no more than 20,000 shares, in the aggregate, may be granted under the Incentive Plan to any employee. In 1995, the Board of Directors voted to amend the Incentive Plan to allow the granting of options for an unlimited number of shares, in the aggregate, to an employee, provided that options for no more than 20,000 shares per year are granted to any individual employee except the Chief Executive Officer, who would be limited to options for no more than 50,000 shares per year. In order to become effective, this amendment to the Incentive Plan requires the approval of the holders of a majority of the Company's Class A Stock.

          b. The option price is equal to the fair market value of a share of Class B Stock on the date of the grant, except that the option price for an employee owning more than 10% of the voting power of the Company is equal to 110% of the fair market value of Class B Stock on the date of grant.

          c. Options may be exercised by the optionee only by written notice stating the number of shares to be purchased. The shares purchased through the exercise of options are to be paid for in cash or a combination of cash and payments under an installment note payable to the Company monthly plus interest for a period from the date of exercise to the month five years from the date of grant. No options can be exercised in the first three years after the date of grant; options can be exercised for no more than 50% of the optioned shares after the third year through the end of the fifth year after the date of grant, and the remaining 50% of the optioned shares may be exercised no sooner than five years after the date of grant.

          d. All options terminate 10 years from the date of grant, except those options granted to an individual who at the time of such grant owns more than 10% of the voting power of any class of the Company's outstanding stock, which options terminate five years from the date of grant, or upon a termination of an optionee's employment with the Company, other than an authorized retirement or as a result of death or an acknowledged physical disability. The options granted under the Incentive Plan may not be transferred by an optionee except by will or the laws of descent and distribution.

          e. As consideration for the grant of each option, and as a condition to the exercise of an option, the optionee is required to execute a written agreement to remain in the employment of the Company for at least one year after the date of grant of such option, subject to termination at will by the Company.

          f. The number of shares of Class B Stock covered by options granted to any individual under the Incentive Plan and the option prices are subject to certain anti-dilution adjustments.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                            POTENTIAL
                                                                                                       REALIZABLE VALUE AT
                                                                                                         ASSUMED ANNUAL
                                                                                                         RATES OF STOCK
                                                                                                       PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                               FOR OPTION TERM
---------------------------------------------------------------------------------------------------    -------------------
                     (A)                           (B)           (C)          (D)           (E)          (F)         (G)
                                                                % OF
                                                                TOTAL
                                                NUMBER OF     OPTIONS/
                                                SECURITIES      SARS
                                                UNDERLYING     GRANTED
                                                 OPTIONS/        TO         EXERCISE
                                                   SARS       EMPLOYEES     OR BASE
                                                 GRANTED      IN FISCAL      PRICE       EXPIRATION
                     NAME                          (#)          YEAR       ($/SHARE)        DATE        5%($)      10%($)
----------------------------------------------  ----------    ---------    ----------    ----------    -------     -------
Thomas D. Box.................................    50,000         15.2%        9.625       11-30-00      77,100     223,300
  Chief Executive Officer and
    President(1)(2)(3)

Don D. Box....................................         0          N/A           N/A            N/A         N/A         N/A
  Chairman of the Board and Director of
    Corporate Development(4)

Craig T. Scott................................    20,000          6.1%         8.75       11-30-05     110,100     278,900
  Executive Vice President(2)(5)(6)

Dennis A. Francis.............................    20,000          6.1%         8.75       11-30-05     110,100     278,900
  Senior Vice President/Operations(6)

Jill M. Killam................................    20,000          6.1%         8.75       11-30-05     110,100     278,900
  Vice President and Chief Financial
    Officer(2)(6)(7)

W. Jefferson Burnett..........................     7,500          2.3%         8.75       11-30-05      41,300     104,600
  General Counsel and Corporate
    Secretary(2)(8)

---------------

(1) Thomas D. Box was removed as President and Chief Executive Officer effective August 7, 1996.

(2) Under the terms of the Company's Incentive Plan, all options thereunder ceased to be exercisable upon termination of the optionee's employment with the Company. See "-- Employee Stock Options."

(3) Options for 50,000 shares were granted contingent upon approval of an amendment to the Incentive Plan by the holders of the Company's Class A Stock.

(4) Don D. Box's employment as Director of Corporate Development of the Company ended as of January 31, 1995, but he continued as Chairman of the Board after that date. Don D. Box was appointed President and Chief Executive Officer of the Company August 7, 1996.

(5) Craig T. Scott and the Company agreed to the termination of Mr. Scott's employment effective as of October 2, 1996.

(6) Options for 10,000 shares out of a total award of options for 20,000 shares were granted contingent upon approval of an amendment to the Incentive Plan by the holders of the Company's Class A Stock.

(7) Jill M. Killam was removed as Vice President and Chief Financial Officer effective August 7, 1996.

(8) W. Jefferson Burnett terminated his employment as General Counsel and Secretary effective August 8, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                                 VALUE OF
                                                                                             NUMBER OF          UNEXERCISED
                                                                                           UNEXERCISABLE       IN-THE-MONEY
                                                                                          OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                                              FISCAL              FISCAL
                                                                                             YEAR END            YEAR END
                                                                                                (#)                 (#)
                                                            SHARES                        ---------------     ---------------
                                                          ACQUIRED ON        VALUE         EXERCISABLE/        EXERCISABLE/
                          NAME                            EXERCISE(#)     REALIZED($)      UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------------------  -----------     -----------     ---------------     ---------------
Thomas D. Box,..........................................       --              --          10,000/60,000             --(3)
  Chief Executive Officer and President(1)(2)

Don D. Box,.............................................       --              --          12,500/12,500             --(3)
  Chairman of the Board and Director of
    Corporate Development(4)

Craig T. Scott,.........................................       --              --           5,000/25,000             --(3)
  Executive Vice President(2)(5)

Dennis A. Francis,......................................       --              --           5,000/25,000             --(3)
  Senior Vice President/Operations

Jill M. Killam,.........................................       --              --           5,000/25,000             --(3)
  Vice President and Chief Financial Officer(2)(6)

W. Jefferson Burnett,...................................       --              --           3,750/11,250             --(3)
  General Counsel and Corporate Secretary(2)(7)

---------------

(1) Thomas D. Box was removed as President and Chief Executive Officer effective August 7, 1996.

(2) Under the terms of the Company's Incentive Plan, all options thereunder ceased to be exercisable upon termination of the optionee's employment with the Company. See "-- Employee Stock Options."

(3) None of the options held by any Named Executive Officer were in-the-money at fiscal year end.

(4) Don D. Box's employment as Director of Corporate Development of the Company ended as of January 31, 1995, but he continued as Chairman of the Board after that date. Don D. Box was appointed President and Chief Executive Officer of the Company August 7, 1996.

(5) Craig T. Scott and the Company agreed to the termination of Mr. Scott's employment effective as of October 2, 1996.

(6) Jill M. Killam was removed as Vice President and Chief Financial Officer effective August 7, 1996.

(7) W. Jefferson Burnett terminated his employment as General Counsel and Secretary effective August 8, 1996.

                                  PENSION PLAN

     The following table illustrates the annual pension benefit for pension plan participants who retire at "normal retirement age" in 1995:

                               PENSION PLAN TABLE

     AVERAGE                                                  YEARS OF SERVICE(1)(3)(4)
COMPENSATION(1)(2)                                       ------------------------------------
------------------                                         10        20        30        40
       ($)                                               ------    ------    ------    ------
                                                          ($)       ($)       ($)       ($)
      75,000...........................................  29,448    32,646    35,844    37,443
     100,000...........................................  39,823    44,646    49,469    51,881
     125,000...........................................  50,198    56,646    63,094    66,318
     150,000...........................................  60,573    68,646    76,719    80,756
     175,000...........................................  60,573    68,646    76,719    80,756
     200,000...........................................  60,573    68,646    76,719    80,756
     300,000...........................................  60,573    68,646    76,719    80,756
     400,000...........................................  60,573    68,646    76,719    80,756
     500,000...........................................  60,573    68,646    76,719    80,756

---------------

(1) As of December 31, 1995, the Internal Revenue Code does not allow qualified plan compensation to exceed $150,000 or the benefit payable annually to exceed $120,000. These limitations will be adjusted by the Internal Revenue Service for inflation in future years. When the limitations are raised, the compensation considered, and the benefits payable under the Retirement Plan will increase to the level of the new limitations or the amount otherwise payable under the Retirement Plan, whichever amount is lower.

(2) Compensation in this table is the sum of a participant's annual base salary plus annual bonus paid or payable for a fiscal year (see "Salary" and "Bonus" columns in the Summary Compensation table). Average compensation in this table is the average of a plan participant's compensation during the highest three consecutive years out of the prior 10 years.

(3) The estimated credited service at December 31, 1995, for the Named Executive Officers is as follows: Thomas D. Box (12 years), Don D. Box (1 year), Craig
    T. Scott (4 years), Dennis A. Francis (14 years), Jill M. Killam (15 years) and W. Jefferson Burnett (7 years).

(4) The normal form of payment is a life annuity for an unmarried participant or a 50% joint and survivor annuity for a married participant.

     The Company's pension plan provides retirement and other benefits to eligible employees upon reaching the "normal retirement age," which is age 65 or after five years of service, if later. Directors who are not also employees of the Company are not eligible to participate in the plan. Employees are eligible to participate on January 1 following the completion of six months of service or the attainment of age 20 1/2, if later. Additional provisions are made for early or late retirement, disability retirement and benefits to surviving spouses.

     At normal retirement age, an eligible employee will receive a monthly retirement income equal to 35% of his or her average monthly compensation during the three consecutive calendar years in the prior 10 years which provide the highest average compensation, plus 0.65% of such average compensation in excess of the amount shown in the Social Security Covered Compensation Table (as published annually by the Internal Revenue Service) multiplied by his or her years of service, limited to 35 years. If an employee terminates employment (other than by death or disability) before completion of five years of service, no benefits are payable. If an employee terminates employment after five years of service, the employee is entitled to all accrued benefits.

     As stated above, the compensation considered in computing benefits under the Company's pension plan includes the participant's average monthly compensation during the three consecutive calendar years which provide the highest average compensation. The estimated annual benefits as of December 31, 1995, payable upon retirement at "normal retirement age" under the plan to Thomas D. Box, Don D. Box, Craig T. Scott, Dennis A. Francis, Jill M. Killam and
W. Jefferson Burnett were $73,112, $25,643, $65,343, $73,658, $73,248 and
$51,522, respectively, (assuming continuous employment to "normal retirement age"). The employment of Thomas D. Box and Jill M. Killam terminated August 7, 1996, the employment of W. Jefferson Burnett terminated August 8, 1996, and the employment of Craig T. Scott terminated October 2, 1996.

                    EXECUTIVE OFFICERS AND DIRECTORS IN 1995

     The following table provides information with respect to persons who served on the Company's Board of Directors or as an executive officer of the Company during 1995. Each Director holds office until his successor is elected and qualified or until his or her earlier resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Company. Executive officers hold their respective offices at the pleasure of the Board of Directors. See "Litigation Involving Directors and Officers." All directors in 1995 except Don
D. Box and Alan C. Shapiro have recently resigned or been removed. See "Background."

          NAME              AGE                   POSITION DURING 1995
-------------------------   ---    --------------------------------------------------
John F. Arning(1)           70     Director
Don D. Box(1)               45     Chairman of the Board of Directors
Thomas D. Box(1)(4)         40     Director, President and Chief Executive Officer
Kent R. Hance, Sr.(1)(3)    53     Director
John L. Kelsey(2)(3)        70     Director
Alan C. Shapiro(2)(3)       50     Director
Norman W. Smith(1)(2)(3)    53     Director
Ewell Doak Walker(1)        69     Director
Craig T. Scott(5)           49     Executive Vice President
Dennis A. Francis           43     Senior Vice President/Operations
Jill M. Killam(6)           41     Vice President and Chief Financial Officer
W. Jefferson Burnett(7)     37     General Counsel and Secretary
Edward V. Howard            33     Vice President and Controller
M. Carlisle Barker(8)       43     Vice President, Chief Accounting Officer and
                                   Assistant Treasurer
Rodney A. Madden            40     Vice President/Marketing and Supply
Dorothy A. Knauf            75     Treasurer and Assistant Secretary

---------------

(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

(4) Thomas D. Box was removed as a Director effective July 30, 1996, and as President and Chief Executive Officer effective August 7, 1996.

(5) Craig T. Scott and the Company agreed to the termination of Mr. Scott's employment effective as of October 2, 1996.

(6) Jill M. Killam was removed as Vice President and Chief Financial Officer effective August 7, 1996.

(7) W. Jefferson Burnett terminated his employment as General Counsel and Secretary effective August 8, 1996.

(8) M. Carlisle Barker was removed as Vice President, Chief Accounting Officer and Assistant Treasurer effective September 17, 1996.

     The following is a brief description of the background and principal occupation of each executive officer of the Company during 1995 who is not currently a Director. The periods of service shown below for officers of the Company include service prior to the Corporate Conversion as officers of Associates, which served as the corporate general partner of the Predecessor Partnership.

     Thomas D. Box served as President of the Company from July 1, 1993, and as Chief Executive Officer and a Director from October 29, 1993. He was removed as a Director effective July 30, 1996, and as an officer effective August 7, 1996. He was the Executive Vice President of the Company from April 15, 1992 to July 1, 1993. He previously served as Executive Assistant to the Chairman of Associates, as well as its Vice President and Secretary. He has also served as a director and in various officer positions in Box Brothers, Petroleum, Associates and other affiliates of Box Brothers. He no longer serves as an officer of any of these entities, although he remains a director of these entities, other than Box Brothers. He is the son of the late Cloyce K. Box and the brother of Don D. Box, Douglas D. Box and Gary D. Box. He is a co-executor of the Estate.

     Craig T. Scott, an attorney and a Certified Public Accountant, served as Executive Vice President of the Company from July 1, 1993. The Company and Mr. Scott agreed to a termination of Mr. Scott's employment effective as of October 2, 1996. Prior to joining the Company in 1991, he served for three years as President of Sterling Operating Company, a privately held corporation engaged in the exploration and production of oil and gas and prior to that was engaged in the private practice of law for ten years and public accounting for six years. Mr. Scott received a Bachelor of Business Administration in Accounting and a law degree, both from the University of Texas, and a Masters of Laws from Southern Methodist University.

     Dennis A. Francis has served as Senior Vice President/Operations of the Company since 1989, and as Vice President from 1981 to 1989. He served as Vice President of Petroleum from 1982 until November 1993. He attended Central State University of Oklahoma.

     Jill M. Killam, a Certified Public Accountant, served as Vice President and Chief Financial Officer of the Company from March 1992, and as Vice President and Chief Accounting Officer from 1989 to March 1992. Ms. Killam was removed as Vice President and Chief Financial Officer effective August 7, 1996. From 1985 to 1989, Ms. Killam served as Assistant Treasurer. She served as Vice President and Treasurer of Box Brothers and Vice President and Chief Financial Officer of Associates, and certain other subsidiaries of Box Brothers Holding Company from 1989 until March 1996. She received a Bachelor of Business Administration in Accounting from the University of Texas-Arlington.

     W. Jefferson Burnett served as Corporate Secretary from July 1, 1993, and General Counsel from December 15, 1993. Mr. Burnett terminated his employment in these positions effective August 8, 1996. Prior to becoming General Counsel, he had been Associate General Counsel for the Company since 1989. He received his Bachelor of Arts from Knox College and his law degree from Texas Tech University. Following law school, Mr. Burnett was a law clerk for an appellate court in Texas. He then engaged in the private practice of law until he joined the Company.

     Edward V. Howard, a Certified Public Accountant, has served as Vice President and Controller of the Company since March 1992, and a senior accountant since 1989. From 1987 to 1989, Mr. Howard was employed as a ranch manager with E.D. Howard and Sons, and from 1984 to 1987 he was a tax accountant with KPMG Peat Marwick. Mr. Howard received a Bachelor of Business Administration in Accounting from West Texas State University.

     M. Carlisle Barker, a Certified Public Accountant, served as Vice President and Chief Accounting Officer of the Company from March 1992, Assistant Treasurer from July 1, 1993, and a staff accountant from August 1991 to March 1992. Mr. Barker was removed as Vice President, Chief Accounting Officer and Assistant Secretary effective as of September 17, 1996. He was the Trustee of the Constructive Trust imposed on Petroleum. See "Litigation Involving Directors and Executive Officers -- The Griffin Litigation." From 1988 to 1991, Mr. Barker served as Controller of Saxon Exploration, Inc. Prior to that, he was employed as a senior accountant with Bright and Company. He holds a Bachelor of Business Administration in Finance from the University of Texas.

     Rodney A. Madden has served as Vice President/Marketing and Supply of the Company since 1989 and as a manager of marketing since 1982. Mr. Madden received his Bachelor of Science in Business from Oklahoma State University.

     Dorothy A. Knauf has served as Treasurer and Assistant Secretary of the Company since 1981. She served as Treasurer of Associates until March 1996.

  New Officer

     J. Burke Asher, a Certified Public Accountant, was employed by the Company on September 3, 1996, as Chief Accounting Officer, and was appointed Secretary of the Company on October 1, 1996. Mr. Asher was an independent, self-employed financial consultant and adviser from 1987 to 1996. He also served as controller of Doty-Moore Tower Services, Inc., a privately held contractor to the communications industry, from 1993 to 1995. Mr. Asher received a Bachelor of Science from the Wharton School of the University of Pennsylvania. He is 55 years of age.

             LITIGATION INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

  The Griffin Litigation

     The Griffin Case was filed in November 1987 in the U.S. District Court for the Northern District of Texas in Dallas. The plaintiffs are a small group of former unitholders of the Predecessor Partnership, including J.R. Simplot, a former unitholder whose units of the Predecessor Partnership have since been converted to approximately 15% of the Company's Class B Stock. The defendants are Cloyce K. Box and Associates, who served as the general partners of the Predecessor Partnership (the "General Partners"), the Predecessor Partnership, and Box Brothers. The Estate was substituted in the place of Cloyce K. Box in the litigation after his death in October 1993. As a result of the Corporate Conversion, the Company will receive all benefits, and will suffer all detriments, if any, of the Predecessor Partnership in the litigation.

     The plaintiffs made two types of claims in this case. First, plaintiffs sought individual damages for alleged securities law violations and a declaratory judgment regarding their voting rights. All of the plaintiffs' claims for individual damages and voting rights were denied by the district court at trial in October 1992.

     Secondly, plaintiffs brought derivative claims on behalf of the Predecessor Partnership alleging that the General Partners breached the limited partnership agreement of the Predecessor Partnership ("the Partnership Agreement"), breached fiduciary duties and violated an implied covenant of good faith and fair dealing in relation to three transactions. The derivative defendants' motion that the plaintiffs lacked standing on the derivative claims was rejected by the district court. The first transaction was the 1985 purchase of an interest in an oil pipeline by Petroleum. The second transaction involved the amount of general and administrative expenses paid by the Predecessor Partnership prior to the Corporate Conversion. The third transaction was a loan made by the Predecessor Partnership to an unaffiliated individual.

     The plaintiffs alleged actual damages of $20 million and punitive damages of $60 million. In addition, plaintiffs alleged that the General Partners engaged in racketeering activities in relation to the three transactions.

     In October 1992, the jury returned a verdict on the derivative claims finding that the General Partners did not breach the Partnership Agreement but breached fiduciary duties and an implied covenant of good faith and fair dealing arising from the Partnership Agreement. The jury awarded actual damages of approximately $20.0 million and future damages of approximately $6.2 million in favor of the Predecessor Partnership and against the General Partners relating to the pipeline transaction. Minor damages of $112,500 were awarded on the general and administrative expense issue, while no damages were awarded based on the loan transaction. In addition, the jury found no violation of the racketeering statutes. Punitive damages of approximately $2.2 million were awarded against Cloyce K. Box.

     In March 1994, the district court entered its initial judgment in favor of the Company and against the Estate and Associates in the amount of $20.1 million for past damages and against the Estate in the amount of $2.2 million for punitive damages. In addition, the judgment imposed a constructive trust for the benefit of the Company upon the pipeline interest owned by Petroleum, in lieu of the $6.2 million in future damages included in the verdict. The judgment also dismissed the plaintiffs' claims for individual damages and voting rights for their Class B Stock.

     In its amended final judgment issued in October 1994, the district court added pre-judgment and post-judgment interest. In a separate order, the district court granted the plaintiffs' motion for attorneys' fees and costs without specifying the amount awarded. The plaintiffs seek $3.5 million in attorneys' fees and costs.

     The plaintiffs, the Estate, Associates and Petroleum all filed notices of appeal in the Griffin Case to the Fifth Circuit. In its opinion in the Griffin Case issued May 2, 1996, the Fifth Circuit (i) reversed the judgment and related damages against the Estate and Associates, and remanded the case for a new trial because of the jury's inconsistent answers to the liability issues; (ii) ruled that the trial court's imposition of the constructive trust was improper; (iii) affirmed the trial court's dismissal of the plaintiffs' individual claims for monetary damages; (iv) ruled that one plaintiff, James Lyle, was an original limited partner and remanded the case for a new trial to decide the number of voting shares to which he is entitled; (v) remanded the case for further fact findings to decide whether two other plaintiffs, Hayden McIlroy and B. R. Griffin, were original limited partners and the amount, if any, of voting stock to which they are entitled; (vi) affirmed the trial court's judgment that plaintiffs J. R. Simplot and David Hawk were not entitled to voting stock and consequently lacked standing in the Griffin Case; and (vii) found that the trial court had erred in granting plaintiffs' attorneys' fees. On October 7, 1996, the plaintiffs' application to the U.S. Supreme Court for appellate review of the Fifth Circuit decision was denied.

     In February 1995, and March 1995, the same plaintiffs as in the Griffin Case described above filed two actions against the Company, and Thomas D. Box, Don D. Box, Douglas D. Box, Gary D. Box, John F.

Arning, Dennis A. Francis, Phyllis George, Kent R. Hance, Sr., Edward V. Howard, John L. Kelsey, Jill M. Killam, Nauman S. Scott, III, Alan C. Shapiro, Norman W. Smith, Ewell Doak Walker and Richard S. Whitesell, Jr. in state district court in Dallas, Texas. In their actions, the plaintiffs allege that the defendants breached their fiduciary duty to the Company in relation to the collection of the trial court judgment entered in favor of the Company in the Griffin Case. The plaintiffs further allege conflicts of interest among the Directors, misappropriation of corporate assets, breaches of the duties of good faith and fair dealing, and wrongful payment of certain attorneys' fees in the Griffin Case. These claims are apparently alleged both on behalf of the plaintiffs as individuals and derivatively on behalf of the Company. The damages sought exceed $50 million plus $100 million in punitive damages against each defendant. The actions have been abated pending resolution of the underlying case on appeal to the U.S. Supreme Court, which denied certiorari on October 7, 1996. The defendants are expected to defend the action vigorously. The Company anticipates that it will be required to advance the defense costs of the defendants during the litigation although the plaintiffs have requested that the court prohibit the advancement of such defense costs. In addition, the Company may have indemnification obligations to the defendants as a result of the lawsuit.

  Devere and Nealon Cases

     Two class actions, one styled Melissa Devere v. John F. Arning, Don D. Box, Thomas D. Box, Kent R. Hance, Sr., John L. Kelsey, Alan C. Shapiro, Norman W. Smith, Ewell Doak Walker and Box Energy Corporation, and the other styled Caren
M. Nealon and B. Peter Knudson v. John F. Arning, Don D. Box, Thomas D. Box, Kent R. Hance, Sr., John L. Kelsey, Alan C. Shapiro, Norman W. Smith, Ewell Doak Walker, Richard S. Whitesell, Jr. and Box Energy Corporation, were filed in the Chancery Court of Delaware in Wilmington in April and May 1995, respectively. In both cases the plaintiffs are holders of the Company's Class B Stock. The defendants are the Company and the Directors named above, except that Richard S. Whitesell, Jr., a former director, has been dismissed from the cases. The actions allege that the Company failed to make a proper response to offers or overtures previously made to purchase the Company's stock by J.R. Simplot and Phoenix Canada Oil Co., Ltd. and has failed to solicit other offers for the sale of the Company. In these cases the plaintiffs seek to compel the Company to take certain steps intended to result in a sale of the Company and unspecified amounts of damages, attorneys' fees and costs from the individual defendants.

     The Company intends to defend these suits vigorously. The cases have been consolidated. All of the defendants have filed or joined a motion seeking to dismiss the consolidated case. Further, the defendants have filed a motion to stay discovery while the motion to dismiss is pending. The court has yet to set a briefing schedule for either motion. The Company cannot predict when these motions will be resolved or the outcome of these cases.

  Box Brothers Holding Company Bankruptcy

     In August 1994, Box Brothers filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Delaware as a result of an adverse judgment in a case not related to the Company. The plaintiffs in the Griffin Case filed a motion with the bankruptcy court challenging the foreclosure transaction in February 1994 in which Box Brothers acquired through foreclosure all of the Class A Stock of the Company formerly owned by the Estate. (The district court in the Griffin Case denied the same motion without prejudice on the basis that it had no jurisdiction to rule on the motion.) In February and March 1995, the bankruptcy court dismissed the adversary proceeding with prejudice and held that Box Brothers had no liability to the plaintiffs. Box Brothers' Plan of Reorganization was approved by the bankruptcy court in

April 1995, thus allowing Box Brothers Holding Company to emerge from bankruptcy. The Griffin Case plaintiffs' appeal of the ruling by the bankruptcy court and the subsequent confirmation order were denied by the U.S. District Court in February 1996, and all three rulings in the case are currently on appeal to the U.S. Court of Appeals for the Third Circuit. At the time of the bankruptcy, Don D. Box, Douglas D. Box, Gary D. Box and Thomas D. Box were directors of Box Brothers.

  Thomas D. Box Lawsuits

     On August 16, 1996, Thomas D. Box filed a stockholder derivative lawsuit in the District Court for Dallas County, Texas (Tom Box v. Gary Box, Don Box, Doug Box, Box Brothers Holding Company, Inc. and CKB Petroleum, Inc. No. 96-08451) alleging that the defendants have breached fiduciary duties to Box Brothers and its subsidiary Petroleum and wasted or converted their assets and asking the court for an accounting, unspecified damages, costs and attorneys' fees and for the appointment of a receiver for Box Brothers and Petroleum. On or about September 20, 1996, a first amended petition was filed in this lawsuit adding the Company as a defendant.

     On August 21, 1996, Thomas D. Box filed a second lawsuit in the U.S. District Court for the Northern District of Texas (Tom Box v. Gary Box, Don Box and Doug Box, Defendants and Box Brothers Holding Company, Inc. Nominal Defendant No. 3-96CV2362-X) alleging, notwithstanding the decision of the Delaware Chancery Court in 1996, that he remains the sole holder of voting stock of Box Brothers, asserting that the defendants defrauded the plaintiff in violation of the Securities Exchange Act of 1934 and the anti-fraud rules adopted by the SEC under that statute and seeking unspecified actual and exemplary damages, costs and attorneys' fees, rescission of the stock issuances to the Trusts and a judicial declaration that the plaintiff has voting control of Box Brothers.

  Plaza Drive Associates, L.P. Bankruptcy

     In July 1994, Plaza Drive Associates, L.P. ("Plaza"), a limited partnership investing in high-yield securities with the sole general partner being a corporation owned by Richard D. Squires and Mr. Squires being one of two limited partners, filed a voluntary petition under Chapter 7 of the U.S. Bankruptcy Code in the Bankruptcy Court in Dallas, Texas. Plaza's filing was in connection with its efforts to enforce a deed of trust lien securing a promissory note held by Plaza. After the filing, the collateral was liquidated, the promissory note was collected, all of Plaza's creditors were paid in full, and Plaza received the excess funds.

                           RELATED PARTY TRANSACTIONS

     Box Brothers owns approximately 57% of outstanding shares of the Class A Stock of the Company and 94% of the outstanding shares of both Petroleum and Associates. A resolution adopted in 1992 by the Board of Directors of the Company authorizes the Company to enter into a transaction with an affiliate of the Company so long as the Board of Directors determines that such a transaction is fair and reasonable to the Company and is on terms no less favorable to the Company than can be obtained from an unaffiliated party in an arms' length transaction.

     The Company pays oil transportation charges to Petroleum for transporting crude oil from its South Pass blocks. Since March 1985, Petroleum has owned a minority interest in the pipeline transporting oil from the wells in the South Pass blocks to Venice, Louisiana. The tariff for the pipeline at $2.75 per barrel was published and filed with the Federal Energy Regulatory Commission, which regulates such rates. The rate has been uniform since 1982 among all owners of the pipeline from South Pass Block 89 Field and is consistent with the rate charged by an unaffiliated party to the Predecessor Partnership prior to the acquisition of the pipeline interest by Petroleum. Petroleum billed the Company $2.7 million, $2.2 million and $2.7 million for oil transportation expense in 1995, 1994 and 1993, respectively. The amended judgment by the trial court in the Griffin Case imposed a constructive trust upon this pipeline interest in favor of the Company, but this decision later was reversed on appeal to the Fifth Circuit. See "Litigation Involving Directors and Executive
Officers -- The Griffin Litigation."

     During 1995, 1994 and 1993, the Company billed Petroleum and other related parties, including the Estate, Box Brothers and certain of their affiliates, for the estimated fair value of usage of an allocated portion of subleased office space, airplane usage (prior to the sale of the Company's aircraft in 1994), certain payroll costs and benefits, and other overhead costs. The amounts billed are considered to be the fair value of such usage by, or allocations for the benefit of, the related parties. The Company billed these related parties $134,000, $123,000 and $165,000 in 1995, 1994, and 1993, respectively, for items such as rent, aircraft use, payroll and overhead costs.

     In March 1995, two of the Company's current Directors, seven of its former Directors and several of its current officers were named as defendants in a lawsuit filed in state district court in Dallas, Texas by the same plaintiffs as in the Griffin Case. In addition, nine of the Company's current and former Directors have been named as defendants in two class action lawsuits filed in the Delaware Chancery Court in Wilmington. See "Litigation Involving Directors and Executive Officers." In accordance with the Bylaws of the Company, the defendants have executed written undertakings to repay the Company for any such expenses advanced on their behalf if it is later found that such costs were not subject to indemnification by the Company. Although the plaintiffs in the Griffin Case have requested that the court prohibit the advancement of such defense costs, the Company believes it has indemnification obligations to the defendants as a result of the lawsuits. The total legal costs incurred in 1995 related to these cases were $583,000.

     The trial court in the Griffin Case entered its amended final judgment in October 1994 with respect to certain related party transactions on derivative claims against the General Partners and in favor of the Company. Cloyce K. Box died in October 1993. The Company has filed a claim against the Estate in the Probate Court for Collin County, Texas seeking to recover the full amount of the judgment, including certain attorneys' fees and costs as described below. The Partnership Agreement provided that the General Partners were to be indemnified for litigation expenses in certain situations in which they were sued in their capacity as general partners of the Predecessor Partnership. Accordingly, the Predecessor Partnership, and later the Company, paid the legal expenses and other defense costs of the General Partners during a large portion of the

Griffin Case litigation. These payments were required under the Partnership Agreement as a result of the General Partners' execution of written undertakings to repay the Company for any such litigation expenses advanced on their behalf if it was later determined that such advancements were not subject to indemnification by the Company. The Company did not pay the legal expenses and other defense costs of the General Partners after February 1994. After the decision of the Fifth Circuit was handed down, the General Partners sought and received reimbursement from the Company of these legal fees for the period March 1994 to April 1996 in the amount of $1.4 million.

     In its claim in the Probate Court described above, the Company is seeking to recover from the Estate an amount of attorneys' fees and costs equal to the percentage of attorneys' fees and costs attributable to the defense of the derivative claims as to be determined by the district court in connection with the plaintiffs' request for attorneys' fees and costs. The Fifth Circuit, however, reversed the award of plaintiffs' attorneys' fees and costs. If another judgment is obtained against the defendants in a new trial, it is doubtful that a significant portion of the judgment, including attorneys' fees and costs, will be recovered by the Company against the Estate because of the uncertainties surrounding the value and the liquidity of the net assets of the Estate and Associates and the amount of other claims pending against the Estate.

                         CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into Severance Agreements with its employees in December 1995, including all of the Named Executive Officers other than Don D. Box. The Severance Agreements require certain payments to employees upon a termination of employment, in certain instances, during a period of two years after the change in control (as defined in the Severance Agreements). Terminations providing severance benefits include terminations by the Company other than for cause (as defined in the Severance Agreements) or by the employee following a change in control upon the occurrence of certain enumerated events adversely affecting the employee's employment. A change in control is defined in the Severance Agreements as the acquisition of 25% or more of the combined voting power of the then outstanding Class A Stock, the cessation of membership of more than one-third of the eight members of the Board of Directors of the Company on August 16, 1995, a merger, consolidation or reorganization of the Company, a plan of complete liquidation or dissolution of the Company or an agreement to sell or otherwise dispose of substantially all of the assets of the Company.

     When the Box Brothers Consent and the other stockholder consents became effective on July 30, 1996, a change in control occurred as the Company's new Board of Directors included only two of the eight members of the Board of Directors in office on August 16, 1995. See "Background."

     In applicable situations, the Severance Agreements provide for cash payments to former employees equal to the sum of: (1) all accrued, unpaid compensation and a pro-rata bonus, (2) severance pay ranging from six to eighteen months of the employee's base salary, and (3) an amount equal to the actuarial present value, as of the date of termination, of three years' hypothetical additional benefits under the Company's pension plan; provided, however, the former employee retains all vested benefits under the Company's pension plan and any other qualified pension or profit-sharing plans. In addition, in applicable situations, the Severance Agreements provide for the continuation of life, disability, medical, dental and hospitalization insurance for six to eighteen months (however, the Severance Agreements entered into with employees other than officers and executives provide that, in applicable situations, the employee may elect to receive the cash equivalent of such insurance benefits) and for the lapsing of all restrictions on and full vesting of any outstanding incentive awards, including stock options granted to the employee. Where applicable, the Severance Agreements entitle

Thomas D. Box to a payment of $484,793.37, Craig T. Scott to a payment of $378,197.99, Dennis A. Francis to a payment of $244,563.21, Jill M. Killam to a payment of $269,897.02, and W. Jefferson Burnett to a payment of $217,117.40.

     In light of the change in control that occurred on July 30, 1996, the Severance Agreements will remain in effect with respect to applicable terminations through July 30, 1998. The total estimated cost under the Severance Agreements, if all Severance Agreements become effective, is $5.4 million. The Company has stated that it will honor the Severance Agreements in circumstances where they apply.

     On July 26, 1996, Thomas D. Box, purporting to act on behalf of the Company, entered into a trust agreement with Comerica, as trustee, seeking to establish a trust for the purpose of funding the Company's obligations under the Severance Agreements. On July 30 and 31, Thomas D. Box and possibly certain of the Company's other officers caused $5.6 million of the Company's cash and marketable securities to be deposited with Comerica as the corpus of this "trust." The trust agreement states that, upon a "change in control" (defined to include the change in Directors on July 30, 1996), the alleged trust becomes irrevocable. The Company's Board of Directors and management have analyzed the facts surrounding the creation of this alleged trust, and they are of the opinion that (a) because Thomas D. Box and the other Company officers acted without authorization from the Board of Directors, these officers lacked the authority to act on the Company's behalf in this matter, and (b) because the Company has stated that it will honor the Severance Agreements in circumstances where they apply and the Company has more than adequate resources to pay these amounts, the arrangement with Comerica is unnecessary and not in the Company's interests. Pursuant to a Trust Termination Agreement dated as of September 30, 1996, between the Company and Comerica, the parties declared the alleged trust to be void from its inception and Comerica returned the Company's $5.6 million (less prior payments to former employees entitled to benefits under the Severance Agreements). The Company has agreed to indemnify Comerica for certain liabilities or expenses that it might incur in connection with such agreement.

     Since July 30, 1996, five executive officers have left the Company. The Company directed that $218,117 be paid from the alleged trust established in July 1996 to W. Jefferson Burnett pursuant to his Severance Agreement with the Company. This amount included $1,000 additional consideration that the Company paid Mr. Burnett in exchange for his execution of an Agreement for Severance Payment, Release and Non-Disclosure. The Company estimates that the cost of continuing Mr. Burnett's health insurance benefits for the required 18 months will be $13,546.

     On September 17, 1996, the Company terminated the employment of M. Carlisle Barker. The Company paid Mr. Barker $141,639 in accordance with the terms of his Severance Agreement. This amount included $1,000 additional consideration that the Company paid Mr. Barker in exchange for his execution of an Agreement for Severance Payment, Release and Non-Disclosure. In addition, pursuant to his Severance Agreement, Mr. Barker is entitled to receive 18 months of continued health insurance with an estimated cost to the Company of $13,546.

     On October 2, 1996, the Company and Craig T. Scott agreed to a termination of Mr. Scott's employment with the Company. Under the terms of Mr. Scott's Severance Agreement, the Company paid Mr. Scott $386,698, which amount included $8,500 additional consideration that the Company paid Mr. Scott in exchange for his execution of an Agreement for Severance Payment, Release and Non-Disclosure. In addition, pursuant to his Severance Agreement, Mr. Scott is entitled to receive 18 months of continued health insurance with an estimated cost to the Company of $13,546.

     The Company has not yet determined if Thomas D. Box is entitled to any benefits pursuant to his Severance Agreement. If it is determined that he is entitled to benefits, Mr. Box would receive approximately $498,339. The Company is currently negotiating with Jill M. Killam regarding a settlement of claims under her Settlement Agreement. She is entitled to receive approximately $269,897 under her Settlement Agreement. The cost of continuing health insurance for 18 months is estimated to be $13,546 for each of Thomas D. Box and Ms. Killam.

     The amounts for each former executive do not include options to acquire 70,000 shares of Class B Stock in the case of Thomas D. Box, 30,000 of these options in the case of Ms. Killam, 15,000 of these options in the case of Mr. Burnett, 15,000 of these options in the case of Mr. Barker and 30,000 of these options in the case of Mr. Scott. Of Mr. Box's options for 70,000 shares, Ms. Killam's options for 30,000 shares and Mr. Scott's options to acquire 30,000 shares, grants to acquire 50,000 shares, 10,000 shares, and 10,000 shares, respectively, are subject to stockholder approval. In addition, the terms of the Company's Incentive Plan provide that options granted under such plan must be exercised by the optionee only during the continuance of the optionee's employment by the Company, other than in the case of an authorized retirement, death or an acknowledged physical disability. See "Compensation of Executive Officers -- Employee Stock Options." As a result, none of such options is currently exercisable.

                 COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     The Company believes that employing and retaining highly qualified and high performing executive officers is vital to the Company's achievement of its long-term business goals. To this end, the Compensation Committee of the Board of Directors has developed an executive compensation program which is designed to attract and retain such officers.

     The Compensation Committee retained the independent accounting firm of Coopers & Lybrand to assist the Committee in this process and in developing the Committee's philosophy and approach regarding executive compensation. The Compensation Committee's resulting philosophy is to develop a systematic, competitive executive compensation program which recognizes an executive officer's position and responsibilities within the Company, takes into account competitive compensation levels payable within the Company's industry by similarly sized companies, and reflects both individual and Company performance.

     The executive compensation program which has been developed is composed of the following three elements: (i) a base salary, (ii) a performance-based annual cash incentive, and (iii) a stock-based long-term incentive. Under this program, short-term and long-term incentives are "at risk" and are based on performance.

BASE SALARIES

     Base salary is the portion of an executive officer's total compensation package which is payable for performing the specific duties and assuming the specific responsibilities defining the executive's position with the Company. The Compensation Committee's objective is to provide each executive officer a base salary which is competitive at the desired level by reference to base salaries payable to executives in corresponding positions with other organizations in the Company's industry which are similar to the Company in size and performance.

     Coopers & Lybrand assisted the Committee in compiling data reflecting the compensation practices of a broad range of such companies. Based on this data, the Compensation Committee adopted a philosophy of paying its Chief Executive Officer a base salary which is competitive at approximately the seventy-fifth percentile of these compensation survey data. The Compensation Committee also adopted the philosophy of paying other executive officers base salaries which are competitive at approximately the median of these data. The Compensation Committee believes that establishing base salaries at the foregoing levels, when coupled with the Company's short-term and long-term incentive plans, will achieve its objective of attracting and retaining highly successful and high performing executive officers.

SHORT-TERM ANNUAL CASH INCENTIVES

     Coopers & Lybrand assisted the Compensation Committee in developing a performance-based annual cash incentive plan covering the Company's executive officers and top managers. The Compensation Committee's objectives in designing the plan were to reward participants for accomplishing objectives which are generally measurable and increase shareholder value. The Committee also determined that award levels under the plan should be fiscally prudent and competitive at the desired levels of compensation survey data.

     Under the Company's annual incentive plan, the Compensation Committee is to establish a "target" cash incentive award for each executive officer which is payable for achieving highly challenging performance objectives. For the Company's Chief Executive Officer, the Compensation Committee's philosophy is to establish a target annual incentive award which is competitive at approximately the seventy-fifth percentile of compensation survey data. The Compensation Committee's philosophy for other executive officers is to establish target annual cash awards which are competitive at approximately the median of such data.

     The Committee is also to establish specific performance objectives for the Company's Chief Executive Officer for each year which are based on Company-level performance criteria. The Company's Chief Executive Officer is to establish individual performance objectives for other executive officers, subject to the Compensation Committee's approval, which are based on Company, department and individual performance criteria.

     At the close of each fiscal year, the Compensation Committee is to evaluate the performance of the Company's Chief Executive Officer and approve the Chief Executive Officer's evaluation of the performance of all other plan participants in achieving specific performance objectives. Based on this year-end evaluation, the Compensation Committee is to determine the extent to which each officer's target annual incentive is payable. The Committee believes that the incentive awards paid to the Chief Executive Officer and other executive officers for 1995 reflect individual performance for the year in achieving plan objectives and are fiscally prudent.

LONG-TERM STOCK-BASED INCENTIVES

     The Company maintains a stock option plan for officers and other employees. The Committee's philosophy is to award stock options to selected plan participants based on their levels within the Company and upon individual merit. The Committee's philosophy is to grant stock options which are competitive within the industry for other individuals at the employee's level and which provide the employee a meaningful incentive to increase performance and focus on achieving long-term increases in shareholder value. Other factors the Committee considers in granting stock options include the employee's contributions toward achieving the Company's long-term objectives, such as reserve replacements and acquisitions, as well as the employee's contributions in achieving the Company's short-term and long-term profitability targets.

                                            COMPENSATION COMMITTEE OF
                                              THE BOARD OF DIRECTORS
                                              Kent R. Hance, Sr.
                                              John L. Kelsey
                                              Alan C. Shapiro
                                              Norman W. Smith

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of both classes of the Company's common stock to the Nasdaq indices of United States companies and to a peer group composed of Nasdaq companies listed under the Standard Industrial Classification Codes 1310-1319 for the Company's last five fiscal years. These industrial codes include companies engaged in the oil and gas business. The graph assumes that the value of an investment in the Company's common stock and in each index was $100 at December 31, 1990, and that all dividends were reinvested.

      Measurement Period
    (Fiscal Year Covered)            BOXXA           BOXXB        NASDAQ U.S.     NASDAQ O&G
    ---------------------            -----           -----        -----------     ----------
         12/31/90(1)                100.00          100.00          100.00          100.00
         12/31/91(1)                191.36          191.36          169.93          101.18
         12/31/92                   349.44          320.32          186.85          116.70
         12/31/93                   865.29          420.17          215.09          138.39
         12/31/94                   465.93          357.76          209.66          127.85
         12/31/95                   361.93          287.04          296.56          134.89

---------------

(1) The closing price for depositary receipts for units of limited partnership interest of the Predecessor Partnership as traded on the Pacific Stock Exchange was used for purposes of this performance graph as the price of both classes of Company's common stock for all periods prior to the Corporate Conversion from the Predecessor Partnership on April 15, 1992.

                                 OTHER MATTERS

THE SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telecopy, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

AUDITORS

     On September 23, 1996, the Company dismissed Coopers & Lybrand L.L.P. as the Company's independent accountant and appointed Arthur Andersen LLP as the Company's independent accountant for the remainder of fiscal year 1996 and for fiscal year 1997, effective with such appointment. The change in independent accountants was recommended by the Audit Committee of the Company's Board of Directors and approved by the Board of Directors.

     Coopers & Lybrand L.L.P.'s reports on the financial statements for the two most recent fiscal years did not contain an adverse opinion, disclaimer of opinion, qualification, or modification as to uncertainty, audit scope, or accounting principles, except as set forth in the last four sentences of this paragraph. Furthermore, during the two most recent fiscal years and the interim period subsequent to December 31, 1995, there have not been any disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused that firm to make reference to the subject matter of such disagreements in connection with its report. The Company wishes to point out, however, that the report of Coopers & Lybrand L.L.P. included in the Company's Annual Report to Stockholders for the year ended December 31, 1994, contained the following additional statements: "As discussed in Note 1 to the financial statements, the Company changed its method of accounting for marketable securities in 1994. As discussed in Note 10 to the financial statements, the Company is a defendant in a lawsuit brought by Phillips Petroleum Company. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements."

     During the two most recent fiscal years and through September 23, 1996, neither the Company nor anyone on its behalf has consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     Although representatives of Coopers & Lybrand L.L.P. are not expected to be present at the Meeting, representatives of Arthur Andersen LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives of Arthur Andersen LLP will have an opportunity to make a statement if they desire to do so.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in the proxy materials and consideration at the Company's 1997 annual meeting must be received by the Company before December 1, 1996 in order to be considered for inclusion in the proxy materials of the Company for that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORT

     The Company's 1995 Annual Report to Stockholders has previously been submitted to stockholders. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, WILL BE SENT TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED WITHOUT CHARGE BY FIRST CLASS MAIL OR EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF A WRITTEN REQUEST ADDRESSED TO DIRECTOR OF INVESTOR RELATIONS, BOX ENERGY CORPORATION, 8201 PRESTON ROAD, SUITE 600, DALLAS, TEXAS 75225-6211, OR AN ORAL REQUEST DELIVERED BY TELEPHONE TO (214) 890-8000. Exhibits to the Form 10-K will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits.

                             BOX ENERGY CORPORATION


                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


     The undersigned hereby appoints Don D. Box, Alan C. Shapiro and J. Burke Asher, or any of them with full power of substitution, proxy to vote all shares of the Class A Common Stock of the Company held or owned by the undersigned on October 7, 1996, at the Annual Meeting of Stockholders of Box Energy Corporation (the "Company") to be held on November 9, 1996, at 9 a.m., central standard time, and any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

     You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


                        (TO BE SIGNED ON REVERSE SIDE.)

------------------------------------------------------------------------------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

-------------------------------------------------------------------------------

                                  FOR   WITHHELD
1. Election of Directors          [ ]     [ ]


For, except vote withheld from the following nominee(s):

-------------------------------------------------------

-------------------------------------------------------

   NOMINEES:  Glen Adams

              Bernay C. Box

              Don D. Box

              Daryl L. Buchanan

              Thomas W. Rollins

              Alan C. Shapiro

              Richard D. Squires


2. In their discretion, the Proxies are authorized to vote as described in the Proxy statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof.


SIGNATURE(S) _________________________________ DATE __________________, 1996

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.